Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 25, 2008, except as it relates to the effects of the change in accounting for reinsurance of certain of the Company’s long duration insurance contracts as reflected in Note 2 to the financial statements, as to which the date is July 31, 2008, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K dated January 6, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut

January 6, 2009